Exhibit 5.1

Gibson, Dunn & Crutcher LLP 2001 Ross Avenue Dallas, TX 75201 Tel 214.698.3100 gibsondunn.com

July 30, 2024

Petco Health and Wellness Company, Inc.

10850 Via Frontera

San Diego, California 92127

Re:	Petco Health and Wellness Company, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Petco Health and Wellness Company, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (i) 1,492,538 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the grant of restricted stock units, (ii) 2,985,076 shares of Common Stock issuable pursuant to the grant of performance stock units, and (iii) 2,747,337 shares of Common Stock issuable pursuant to the grant of nonqualified stock options, in each case, granted as inducement awards to Mr. Joel D. Anderson for employment with the Company pursuant to Nasdaq Listing Rule 5635(c)(4) (collectively, the “Inducement Awards”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and Mr. Anderson that would expand, modify or otherwise affect the terms of the Inducement Awards or the rights or obligations of Mr. Anderson thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

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Petco Health and Wellness Company, Inc.

July 30, 2024

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Inducement Awards, when issued and sold in accordance with the terms set forth in the Inducement Awards and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP

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Munich • New York • Orange County • Palo Alto • Paris • Riyadh • San Francisco • Singapore • Washington, D.C.